UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

February 7, 2014 (February 6, 2014)
Date of Report (Date of earliest event reported)

_________________________

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

_________________________

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue
New York, New York 10022
(Address of principal executive offices, including zip code)

(212) 415-6500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Closing of $2.55 Billion Senior Note Offering

On February 6, 2014, ARC Properties Operating Partnership, L.P. (“ARCP OP”), the operating partnership of American Realty Capital Properties, Inc. (the “Company”), and Clark Acquisition, LLC, a wholly owned subsidiary of the Company (“Merger Sub” and, together with ARCP OP, the “Issuers”), issued an aggregate of $2.55 billion senior unsecured notes including $1.3 billion aggregate principal amount of 2.000% senior notes due 2017 (the “2017 Notes”), $750 million aggregate principal amount of 3.000% senior notes due 2019 (the “2019 Notes”) and $500 million aggregate principal amount of 4.600% senior notes due 2024 (the “2024 Notes” and, together with the 2017 Notes and the 2019 Notes, the “Notes”). The Notes were issued pursuant to an indenture, dated as of February 6, 2014 (the “Base Indenture”), as supplemented by an officer’s certificate, dated February 6, 2014 (the “Officer’s Certificate” and, together with the Base Indenture, the “Indenture”), among the Issuers, the Company, certain of the Company’s subsidiaries (together with the Company, the “Guarantors”) and U.S. Bank National Association, as trustee. The net proceeds from the offering of the Notes were primarily used to fund the cash consideration, fees and expenses relating to the Merger (defined below) and to repay amounts outstanding under ARCP OP’s senior credit facility. The description of the Indenture contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Base Indenture and the Officer’s Certificate, which are filed herewith as Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference.

The 2017 Notes were issued at an initial offering price of 99.971% of the principal amount plus accrued interest from February 6, 2014, the 2019 Notes were issued at an initial offering price of 99.591% of the principal amount plus accrued interest from February 6, 2014 and the 2024 Notes were issued at an initial offering price of 99.841% of the principal amount plus accrued interest from February 6, 2014.  The 2017 Notes mature on February 6, 2017 and bear interest at a rate of 2.000% per annum. The 2019 Notes mature on February 6, 2019 and bear interest at a rate of 3.000% per annum. The 2024 Notes mature on February 6, 2024 and bear interest at a rate of 4.600% per annum. Interest on the Notes is computed on the basis of a 360-day period composed of twelve 30-day months and is payable semi-annually in arrears on February 6th and August 6th of each year, beginning on August 6, 2014.

The Issuers may redeem all or a part of any series of the Notes at any time at their option at the redemption prices set forth in the Indenture, plus accrued and unpaid interest on the principal amount of the Notes of such series being redeemed to, but excluding, the applicable redemption date. With respect to the 2019 Notes and the 2024 Notes, if such Notes are redeemed on or after January 6, 2019, with respect to the 2019 Notes, or November 6, 2023, with respect to the 2024 Notes, the redemption price will equal 100% of the principal amount of the Notes of the applicable series to be redeemed, plus accrued and unpaid interest on the amount being redeemed to, but excluding, the applicable redemption date.

The Indenture contains certain covenants that restrict the ability of each of the Issuers and each of the Guarantors to, among other things, consummate a merger, consolidation or sale of all or substantially all of their assets and incur or guarantee additional secured and unsecured indebtedness. The covenants also require subsidiaries of the Company that (i) own equity interests of an Issuer or (ii) guarantee other indebtedness of an Issuer or any guarantor in the future to guarantee the Notes on an equal and ratable basis.

The Issuers’ obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors. The Notes and the related guarantees rank equally with all of the Issuers’ and the Guarantors’ existing and future unsecured indebtedness.

The Notes and the related guarantees have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States without registration or any applicable exemption from registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the issuance of the Notes, the Issuers and the Guarantors entered into a Registration Rights Agreement, dated February 6, 2014, with Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the initial purchasers of the Notes (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, the Issuers and the Guarantors are required, unless the exchange offer would not be permitted by applicable law or SEC policy, to use commercially reasonable efforts to cause a registration statement relating to the exchange offer to become effective within 240 days after the closing of the Notes offering and to consummate an offer to exchange the Notes for equivalent registered notes on or prior to 300 days after the closing of the Notes offering. Under specified circumstances, including if the exchange offer would not be permitted by applicable law or SEC policy, the Registration Rights Agreement provides that the Issuers and the Guarantors shall file a shelf registration statement for the resale of the Notes. If the Issuers and the Guarantors default on their registration obligations under the Registration Rights Agreement, additional interest up to a maximum amount of 1.00% per annum, will be payable on the Notes until all such registration defaults are cured. The description of the Registration Rights Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, a copy of which is filed herewith as Exhibit 4.3 and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Closing of Acquisition of Cole Real Estate Investments, Inc.

On February 7, 2014, the Company completed its acquisition (the “Merger”) of Cole Real Estate Investments, Inc. (“Cole”), pursuant to that certain Agreement and Plan of Merger, dated as of October 22, 2013 (the “Merger Agreement”), by and among the Company, Merger Sub and Cole, pursuant to which Cole merged with and into Merger Sub with Merger Sub surviving the Merger as a wholly owned subsidiary of the Company.

The Merger became effective (the “Effective Time”) upon the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware with an effective date of February 7, 2014.

In connection with the consummation of the Merger, each share of common stock, par value $0.01 per share, of Cole (“Cole Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares owned by the Company, any subsidiary of the Company or any wholly owned subsidiary of Cole, was converted into the right to receive either (i) 1.0929 shares of common stock, par value $0.01 per share, of the Company (the “Stock Consideration”) for those stockholders of Cole who made a valid stock election or who did not make a valid stock or cash election on or prior to the election deadline in accordance with the terms of the Merger Agreement or (ii) $13.82 in cash (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”) for those stockholders of Cole who made a valid cash election pursuant to the Merger Agreement.

In addition, as provided in the Merger Agreement, immediately prior to the Effective Time, (i) the vesting of outstanding Cole restricted share units (“RSUs”) was accelerated and the shares of Cole Common Stock deemed to be issued in settlement thereof were deemed to be entitled to receive the Merger Consideration and (ii) outstanding Cole performance share units (“PSUs”) vested based on the average of the target and maximum payout percentages set forth under the terms of the applicable award agreements, and the shares of Cole Common Stock deemed to be issued in settlement thereof were deemed to be entitled to receive the Merger Consideration, in each case, in accordance with the cash or stock elections made by the holders thereof pursuant to the Merger Agreement.

Approximately 509.2 million shares of Company common stock were issued to those holders of Cole shares (including holders of RSUs and PSUs) who made a valid stock election pursuant to the Merger Agreement, did not make a valid election or did not deliver a valid election form prior to the election deadline, and the aggregate amount of Cash Consideration payable to those holders of Cole shares (including holders of RSUs and PSUs) who made a valid cash election pursuant to the Merger Agreement was approximately $147.8 million.

In connection with the consummation of the Merger, the Company will issue approximately 15.9 million shares of Company common stock, in the aggregate, and pay approximately $33.9 million in cash, in the aggregate, to Christopher H. Cole, Marc T. Nemer, Stephan Keller, Jeffrey Holland and Kirk McAllaster pursuant to the letter agreements entered into between the Company and such individuals concurrently with the execution of the Merger Agreement, pursuant to which each of them has agreed, among other things, to certain arrangements in connection with the closing of the Merger and the payment of amounts to which they are entitled under the Agreement and Plan of Merger dated as of March 5, 2013, by and among Cole, CREInvestments, LLC, Cole Holdings Corporation (“Cole Holdings”) and Christopher H. Cole, pursuant to which Cole acquired Cole Holdings on April 5, 2013 (collectively, the “Letter Agreements”).

The descriptions of the Merger Agreement and the Letter Agreements with Mr. Cole and Mr. Nemer contained in this Current Report on Form 8-K (including the description of the Merger Consideration) are qualified in their entirety by reference to the Merger Agreement and such Letter Agreements, copies of which were attached as Exhibit 2.1, Exhibit 99.2 and Exhibit 99.3, respectively, to the Current Report on Form 8-K filed by the Company on October 23, 2013. The descriptions of the Letter Agreements with Mr. Keller, Mr. Holland and Mr. McAllaster contained in this Current Report on Form 8-K are qualified in their entirety by reference to such Letter Agreements, copies of which were attached as Exhibit 99.4, Exhibit 99.5 and Exhibit 99.6, respectively, to the Amended Current Report on Form 8-K/A filed by the Company on October 25, 2013.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Thomas A. Andruskevich and Scott P. Sealy, Sr. to the Company’s Board of Directors

Pursuant to the terms of the Merger Agreement, effective as of February 7, 2014, the board of directors of the Company (the “Board”) appointed Thomas A. Andruskevich, 62, and Scott P. Sealy, Sr., 66, to each serve as a director of the Company, for a term expiring upon the earlier of (i) the next annual meeting of the Company’s stockholders and until his successor is duly elected and qualified or (ii) his death, removal or resignation. There are no related party transactions involving Messrs. Andruskevich or Sealy that are reportable under Item 404(a) of Regulation S-K. Each of Messrs. Andruskevich and Sealy, together with Leslie D. Michelson and William G. Stanley (each of whom is an existing independent director of the Company), will serve on the Company’s newly-constituted conflicts committee, established by the Board (the “Conflicts Committee”), as described in Item 5.03 below. A description of Messrs. Andruskevich’s and Sealy’s respective backgrounds is set forth below.

Thomas A. Andruskevich previously served as an independent director of Cole from October 2008 until the closing of the Merger, as a member of its audit committee from May 2012 until the closing of the Merger and as chairman of its compensation committee and as a member of its corporate governance and nominating committee from June 2013 until the closing of the Merger. Currently, he is the chairman and chief executive officer of TAA Consulting, LLC and an operating partner for jeweler and timepieces at Marvin Traub Associates. Until July 2013, Mr. Andruskevich served as non-executive vice-chairman of Birks & Mayors, Inc., formerly Henry Birks & Sons, and chairman of Mayors Jewelers, Inc., a wholly owned subsidiary of Birks & Mayors, Inc. Mr. Andruskevich served as the president and chief executive officer of Birks & Mayors, Inc. from November 1996 until March 2012, when he retired. During that time, he orchestrated a merger of Mayors Jewelers, Inc. and Henry Birks & Sons in 2002 and a successful IPO of Birks & Mayors, Inc. in 2007. From 1994 to 1996, Mr. Andruskevich was president and chief executive officer of the clothing retailer Mondi of America, following a distinguished career at Tiffany & Co. from 1989 to 1994, which culminated in his appointment as executive vice president of international & trade of Tiffany & Co. in 1992. Mr. Andruskevich serves on the board of directors of Robbins Bros. Jewelry Acquisition Holdings, LLC. He has served as a member of the boards of directors of Birks & Mayors, Inc., Mayors Jewelers, Inc. and Jewelers of America from 2009 to 2012.

Scott P. Sealy, Sr. previously served as an independent director of Cole from October 2008 until the closing of the Merger and as chairman of its corporate governance and nominating committee and as a member of its compensation and audit committees from June 2013 until the closing of the Merger. From January 2012 until April 2013, Mr. Sealy served as a member of the board of directors of Cole Credit Property Trust IV, Inc., a non-traded real estate investment trust advised by an affiliate of Cole, and as a member of its audit committee. Mr. Sealy has been a principal of Sealy & Company, Incorporated (“Sealy”), a real estate and investment company, since 1968 and has served as chairman of its board of directors since February 2000. Mr. Sealy provides strategic planning and business development for Sealy, which is in the business of acquisitions, repositioning and ground-up development of regional distribution and industrial facilities. During his tenure, Sealy and its affiliates have acquired or developed and sold over $1 billion of industrial real estate totaling approximately 31 million square feet. In 2008, Sealy entered into a $200 million joint venture with California State Teachers’ Retirement System. The joint venture, named SeaCal, pursues the acquisition and development of value-added industrial and office properties. Mr. Sealy is a member of the Society of Industrial and Office Realtors and has served as a chapter president, a member of its national board of directors and a member of its strategic planning committee.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Bylaws and Establishment of Conflicts Committee

Pursuant to the terms of the Merger Agreement, effective as of February 7, 2014, the Board adopted an amendment to the bylaws of the Company (the “Bylaw Amendment”) relating to the creation of the Conflicts Committee. The Conflicts Committee will consist of four independent directors, two of whom are selected by the Board pursuant to the Merger Agreement as described in Item 5.02 above (or their successors). The other members of the Conflicts Committee are also named in Item 5.02 above. Under the Bylaw Amendment, a majority of the Conflicts Committee must approve any material contracts and transactions between the Company and AR Capital, LLC and its affiliates (subject to certain exceptions) and the Conflicts Committee has the power to monitor compliance with certain self-management requirements specified by the Merger Agreement. The Bylaw Amendment satisfies certain aspects of one of the closing conditions under the Merger Agreement.

This summary of the material provisions of the Bylaw Amendment is qualified in its entirety by the Bylaw Amendment which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01. Other Events.

Dividend Increase and “Stub Period” Dividend

As previously disclosed, the Board authorized an increase to its annualized dividend from $0.94 per share to $1.00 per share, contingent upon and effective with the closing of the Merger (the “Dividend Increase”). Accordingly, on February 14, 2014, the Company will pay a distribution of $0.08333 per share to stockholders of record at the close of business on February 7, 2014, including former Cole stockholders who received the Stock Consideration. Further, pursuant to the Merger Agreement, the Company and Cole each paid a “stub period” dividend to their respective stockholders who were record holders on February 6, 2014 for the period since their most recent record date through the last business day prior to the closing of the Merger. The amount of such “stub period” dividend paid by the Company was $0.08113 per share.

Press Release Relating to Merger Close Following $2.55 Billion Senior Unsecured Note Offering

On February 7, 2014, the Company issued a press release announcing the consummation of the Merger following its successful $2.55 billion senior unsecured note offering and the Dividend Increase. A copy of such press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Multi-Year Outperformance Plan

The Multi-Year Outperformance Plan (the “OPP”) approved by the Company on October 21, 2013, as disclosed in the Company’s Current Report on Form 8-K filed on October 25, 2013, became effective in accordance with its terms on January 8, 2014 at the Company’s successful transition to self-management (the “Effective Date”).  Based on the Company’s equity market capitalization on the Effective Date (the “Initial Market Cap”), the maximum award opportunity under the OPP will be $222,088,949, which is equal to 5% of the Initial Market Cap.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
3.1	Bylaw Amendment, effective as of February 7, 2014.
4.1	Indenture, dated as of February 6, 2014, among ARC Properties Operating Partnership, L.P., Clark Acquisition, LLC, the guarantors named therein and U.S. Bank National Association, as trustee.
4.2	Officers’ Certificate, dated as of February 6, 2014.
4.3	Registration Rights Agreement, dated as of February 6, 2014, among ARC Properties Operating Partnership, L.P., Clark Acquisition, LLC, the guarantors named therein, Barclays Capital Inc. and Citigroup Global Markets Inc.
99.1	Press Release dated February 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC

Date: February 7, 2014

	By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chief Executive Officer and Chairman of the Board of Directors